Exhibit 99.1

For information, contact:

Media        - Lisa Walsh, 281-836-8602

Investors   - David Miller, 281-836-8895

Archrock, Inc. Completes Spin-Off of Exterran Corporation

•                  Exterran Partners renamed “Archrock Partners”

HOUSTON, Nov. 4, 2015 – Archrock, Inc. (NYSE: AROC) today announced the completion of the previously announced spin-off of the international services and global fabrication businesses of Exterran Holdings, Inc. into a new, publicly traded company, Exterran Corporation, through the distribution of all the shares of Exterran Corporation common stock to the holders of Exterran Holdings common stock. In connection with the completion of the spin-off, Exterran Holdings, Inc. was renamed Archrock, Inc. and will begin “regular way” trading on the New York Stock Exchange today under the symbol “AROC”.  Following the completion of the spin-off, Archrock, Inc. is the leading provider of natural gas contract compression services to customers throughout the United States and a leading supplier of aftermarket services to customers that own compression equipment in the United States.

Archrock Partners, L.P. (NASDAQ: APLP), formerly known as Exterran Partners, L.P., today announced that its name has changed in connection with the spin-off and that its trading symbol on the Nasdaq Global Select Market has changed from EXLP to “APLP”.  Archrock, Inc. continues to own an equity interest, including all of the general partner interest, in Archrock Partners.  Archrock Partners is the leading provider of natural gas contract compression services to customers throughout the United States.

To effect the spin-off, each Exterran Holdings shareholder received one share of Exterran Corporation common stock for every two shares of Exterran Holdings common stock held as of 5:00 p.m., Eastern Time, on October 27, 2015, the record date for the spin-off. Exterran Corporation is now an independent, publicly traded company that will begin “regular way” trading on the NYSE today under the symbol “EXTN”.

About Archrock

Archrock, Inc. is the leading provider of natural gas contract compression services to customers throughout the United States and a leading supplier of aftermarket services to customers that own compression equipment in the United States. Archrock is headquartered in Houston, Texas and operates in the major oil and gas producing regions in the United States with approximately 2,500 employees. Archrock owns an equity interest, including all of the general partner interest, in Archrock Partners, L.P. (NASDAQ: APLP). For more information, visit www.archrock.com.

About Archrock Partners

Archrock Partners, L.P., a master limited partnership, is the leading provider of natural gas contract compression services to customers throughout the United States. Archrock, Inc. (NYSE: AROC) owns an equity interest in Archrock Partners, including all of the general partner interest. For more information, visit www.archrock.com.

SOURCE

Archrock, Inc. and Archrock Partners, L.P.